:----------:         U.S. SECURITIES AND EXCHANGE COMMISSION
:  FORM 4  :                 WASHINGTON, D.C. 20552
:----------:
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

|_| CHECK THIS BOX IF             Filed pursuant to Section 16(a) of the
    NO LONGER SUBJECT                 Securities Exchange Act of 1934,
    TO SECTION 16.                  Section 17(a) of the Public Utility
    FORM 4 OR FORM 5                   Holding Company Act of 1935 or
    OBLIGATIONS MAY                   Section 30(f) of the Investment
    CONTINUE. SEE                           Company Act of 1940
    INSTRUCTION 1(b).

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1. Name and Address of Reporting Person

   DELTEC INTERNATIONAL S.A.
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   (Last)                     (First)                       (Middle)

   DELTEC HOUSE, LYFORD CAY
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                                    (Street)

   NASSAU, BAHAMAS
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   (City)                     (State)                       (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   HIGHLAND BANCORP, INC. (HBNK)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   MAY 1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer (Check all applicable)

   _____ Director                       _X__ 10% Owner
   _____ Officer (give title below)     ____ Other (specify below)


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TABLE I-NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1.Title of Security    2.Trans-     3.Trans-       4.Securities Acquired (A)    5.Amount of         6.Ownership     7.Nature of
  (Instr. 3)             action       action         or Disposed of (D)           Securities Bene-    Form: Direct    Indirect
                         Date         Code           (Instr. 3, 4 and 5)          ficially Owned      (D) or          Beneficial
                         (Month/      (Instr. 8)     ------------------------     at End of           Indirect (I)    Ownership
                          Day/      ------------     Amount   (A) or  Price       Month (Instr.       (Instr. 4)      (Instr. 4)
                          Year)     Code      V               (D)                 3 and 4)
-------------------    ---------    ------------     ------------------------   ------------------  --------------  ---------------


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Common Stock           05/29/98      P               413 3/4    A      42 1/4      582,356 3/4        I               Through
                                                                                                                      Subsidiary
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                     (Print or Type Responses)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.   Title of Derivative Security (Instr. 3)


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2.   Conversion or Exercise Price of Derivative Security


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3.   Transaction Date (Month/Date/Year)


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4.   Transaction Code (Instr. 8)
           Code                          V
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5.   Number of Derivative Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4, and 5)
            (A)                          (D)
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6.   Date Exercisable and Expiration Date (Month/Day/Year)
          Date Exercisable              Expiration Date
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7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
           Title                   Amount or Number of Shares
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8.   Price of Derivative Security (Instr. 5)


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9.   Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)


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10.  Ownership Form of Derivative Security: Direct (D) or Indirect (I)
     (Instr. 4)


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11.  Nature of Indirect Beneficial Ownership (Instr. 4)


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Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                      DELTEC INTERNATIONAL S.A.


                        /s/ Andre J. Feldman                      June 3, 1998
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                       **Signature of Reporting Person                Date
                          Andre J. Feldman
                           Vice President

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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